Exhibit 21.1
i3 Verticals, Inc.
LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation	Doing Business As Name
(Including d/b/a name, if applicable)

Ad Valorem Records, Inc.	Texas	AVR, Inc.
CP-DBS, LLC	Delaware	PaySchools
CP-PS, LLC	Delaware
Fairway Payments, LLC	Virginia	Fairway Payments
i3-Aero, LLC	Delaware
i3-Axia, LLC	Delaware	Axia Payments
i3-Bearcat, LLC	Delaware	NETData; GHS
i3-CSC, LLC	Delaware
i3-EMS, LLC	Delaware	EMS
i3 Holdings Sub, Inc.	Delaware
i3-ImageSoft, LLC	Delaware	ImageSoft
i3-Infin, LLC	Delaware	Infintech
i3-MPN, LLC	Delaware	SchoolPay
i3-MSI Consulting, LLC	Arkansas	MSI
i3-PBS, LLC	Delaware	Practical Business Solutions; RU Practical
i3-Randall, LLC	Delaware	Randall Data Systems
i3-Software & Services, LLC	Delaware	Software & Services
i3-Splash, LLC	Delaware	iGov Solutions
i3 Verticals, LLC	Delaware
i3 Verticals Management Services, Inc.	Delaware
i3-Wolf, LLC	Delaware	SSI
Mentis Technology, Inc.	Delaware	Mentis
mobileAxept North America, Inc.	Minnesota	mobileAxept
Monetra Technologies, LLC	Delaware	Monetra
Pace Payment Systems, Inc.	Delaware	Pace
Pace Payments, Inc.	Delaware	Pace
San Diego Cash Register Company, Inc.	California	SDCR

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, certain subsidiaries have been omitted because, when considered in the aggregate, they do not constitute a significant subsidiary.